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                                                                   EXHIBIT 23.2

            CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-39663, 333-39667, 333-62149, and 333-54366 on Form S-8 of SEEC, Inc. of
our report dated February 26, 2003, related to the consolidated balance sheet of Asera, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2001 and 2000, which report expresses an unqualified opinion and contains an explanatory paragraph regarding the Company's ability to continue as a going concern, appearing in this Current Report on Form 8-K/A of SEEC, Inc.


                                                   /s/ Deloitte & Touche LLP

San Jose, California
March 24, 2003